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                                                                     EXHIBIT 5.1

Ballard Spahr Andrews & Ingersoll, LLP
1225 17th Street, Suite 2300
Denver, CO 80202
(303) 292-2400

November 1, 2000

Greka Energy Corporation
630 Fifth Avenue, Suite 1501
New York, New York   10111

Re: Form S-3 Registration Statement relating to shares of no par value Common Stock Offered for Sale by the Company

Ladies and Gentlemen:

         We have acted as counsel for Greka Energy Corporation , a Colorado corporation (the "Company"), in connection with the preparation of the Form S-3 Registration Statement to be filed by the Company with the Securities and Exchange Commission to register 438,236 shares of the Company's no par value common stock (the "Common Stock") that will be offered by the Company upon the conversion by holders of outstanding convertible debentures (the "Debentures"), 227,750 shares of the common stock that will be offered by the Company upon the exercise of outstanding warrants (the "Warrants") and 21,861 shares being offered for resale by certain selling shareholders of the Company. In connection with our giving this opinion, we have examined the Company's Articles of Incorporation, resolutions of the Board of Directors of the Company and we have examined and relied upon such other records, documents, certificates and other instruments and have made such other investigation as we deemed appropriate as in our judgment are necessary or appropriate to form the basis for the opinions hereinafter set forth.

         Based upon the foregoing, we are of the opinion that (i) the shares of Common Stock to be issued by the Company upon the conversion of the Debentures and exercise of the Warrants in accordance with their terms, will be legally issued, fully paid and nonassessable and (ii) the shares of Common Stock to be resold by the selling shareholders have been legally issued and are fully paid and nonassessable.

         We express no opinion concerning the laws of any jurisdiction other than the federal law of the United States of America and the State of Colorado. We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the caption "Legal Matters" in the Registration Statement and the Prospectus forming a part thereof.

                                     Very truly yours

                                     /s/ Ballard Spahr Andrews & Ingersoll, LLP